Exhibit 99.1

Public Relations:	Investor Relations:
Jacque Sir Louis (330) 849-8877	Tom O’Malley (330) 384-7109
FIRSTMERIT EXPANDS ITS BOARD WITH THE APPOINTMENT OF A NEW DIRECTOR
AKRON, Ohio – August 23, 2005 – FirstMerit Corporation [Nasdaq: FMER] has appointed Michael Hochschwender, president & CEO, The Smithers Group, to its corporate board of directors. The appointment fills an existing vacancy on the board and increases the number of directors to 14.
Mr. Hochschwender has more than 20 years of corporate management and consulting experience. Currently, he is president and CEO of The Smithers Group, a position he has held since 1996.
“Mike brings a solid business background and a keen sense for growing market leading companies - his vision and insight will be invaluable to the FirstMerit board of directors” said John R. Cochran, chairman and CEO, FirstMerit Corporation. “The appointment of another independent director to FirstMerit’s board reflects our ongoing commitment to strong corporate governance practices.”
Mr. Hochschwender holds a master’s degree from the Wharton School of Business at the University of Pennsylvania and a bachelor’s degree from Tulane University. He also served five years as a U.S. Navy SEAL, deploying to Southeast Asia and the Middle East.
He is active in local health, civic and educational organizations, serving on the boards of Akron General Medical Center, the Greater Akron Chamber of Commerce, Old Trail School, the Center for Non-Profit Excellence, the Akron Region Advisory Board of FirstMerit Bank, N.A., and The University of Akron Foundation.
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ADD ONE/FMER BOARD APPOINTMENT
Mr. Hochschwender will begin serving as a director at the October 2005 meeting of the board of directors. He will serve the remaining term of the class of directors to which he was appointed, which expires at the 2008 annual meeting of shareholders. He was elected as a director after being nominated to the board by the Corporate Governance and Nominating Committee.
FirstMerit Corporation (Nasdaq: FMER) is a diversified financial services company headquartered in Akron, Ohio, with assets of $10.3 billion as of June 30, 2005, and 160 banking offices in 24 Ohio and Western Pennsylvania counties. Principal wholly owned subsidiaries include: FirstMerit Bank, N.A., FirstMerit Mortgage Corporation, FirstMerit Title Agency, Ltd., FirstMerit Credit Life Insurance Company, and FirstMerit Community Development Corporation.
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